Consent of Independent Auditors


We consent to the references to our firm under the caption "Independent Auditors" and "Financial Information" in the Statement of Additional Information and to the use of our report dated January 26, 2004 with respect to the consolidated financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 19, 2004 with respect to the financial statements of IDS Life of New York Account 8 included in Post-Effective Amendment No. 10 to the Registration Statement (Form N-6, No. 333-42257) for the IDS Life of New York Succession Select Variable Life Insurance offered by IDS Life Insurance Company of New York.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 26, 2004